Exhibit 10.1
Employment Agreement
Vicente Reynal
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 1, 2022, by and between Ingersoll Rand Inc., a Delaware corporation (the “Company”) and Vicente Reynal (“Executive”, and, together with the Company, collectively, the “Parties”).
WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue such employment, pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, Executive acknowledges that (i) Executive’s employment with the Company will provide Executive with trade secrets of, and confidential information concerning the Company, its subsidiaries and affiliates (collectively, the “Company Group”) and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:
1.Employment and Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment commencing on September 1, 2022 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Initial Term”), but shall be automatically renewed on the same terms and conditions set forth herein for additional one-year periods (each an “Extension Date”, and together with the Initial Term, the “Term”), unless the Company or Executive provides the other party hereto ninety (90) days prior written notice before the expiration of the Initial Term or the next Extension Date that the Term shall not be so extended. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions and directorships, if any, with the Company Group.
2.Position and Duties.
(a)Position. During the Term, Executive shall serve as Chief Executive Officer and shall report directly to the Board of Directors of the Company (the “Board”). For so long as Executive is employed as the Company’s Chief Executive Officer, the Board or a committee of the Board, as applicable, will nominate Executive for re-election as Chairman of the Board or, if the Board (or a committee thereof) determines in its sole discretion that the positions of Chief Executive Officer and Chairman of the Board may not be held by the same individual, otherwise as a member of the Board. In addition, Executive shall serve in such other officer and/or director positions with any affiliate of the Company (for no additional compensation) as may be determined by the Board (excluding Executive) from time to time.
(b)Duties. Executive shall have the powers, authorities, and duties of management usually vested in the office of Chief Executive Officer of an entity of a similar size and nature to the Company. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that, nothing herein shall preclude Executive from (i) serving on the board of directors of one for-profit company as previously disclosed to and approved by the Board; (ii) serving on civic or charitable boards or committees; and (iii) managing personal investments, so long as all such activities described in clauses (i) through (iii) above do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.
3.Compensation; Equity Participation.
(a)Base Salary. During the Term, Executive’s base salary shall be at the rate of $1,100,000 per annum, payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s annual base salary shall be subject to annual review for increase by the Board (or a duly authorized committee of the Board); provided, that the Board may decrease Executive’s Base Salary only if such reduction is made as part of and consistent with an across the board temporary salary reductions instituted in response to significant economic hardship and applicable to the Company’s senior executive officers generally (such annual base salary as may be increased or decreased from time to time, the “Base Salary”).

(b)Annual Bonus. With respect to each fiscal year of the Company ending during the Term and subject to the achievement of the applicable performance goals based on Company and individual performance, Executive shall be eligible to earn an annual incentive bonus (the “Annual Bonus”) under the Company’s management incentive program for senior executives, with a target bonus equal to 150% of the Base Salary (the “Target Bonus”). The Annual Bonus, if any, earned for each fiscal year shall be paid to Executive on a date that is no later than two and one-half months following the end of the fiscal year of the Company for which such Annual Bonus relates.
(c)Annual Equity Grants. Executive will continue to be eligible for annual grants under the Company’s Amended and Restated 2017 Omnibus Incentive Plan (the “2017 Plan”) as determined by the compensation committee of the Board (the “Compensation Committee”) consistent with past practice; provided, that nothing in this Section 3(c) shall prevent the Compensation Committee from changing the composition of the equity instruments that are awarded to Executive so long as such changes are generally applicable to all other senior executives of the Company.
(d)Special Stock Option Grants. For each of fiscal years 2022 through 2026, if the Company’s Adjusted EPS (as defined below) growth in any such fiscal year is at least 12% over the Company’s Adjusted EPS for the prior fiscal year, Executive shall be granted, subject to his continued employment with the Company Group on the date of grant, a stock option to purchase 100,000 shares of the Company’s common stock with an exercise price equal to the closing price of such stock on the date of grant (the “Special Option Grant”). If the Adjusted EPS goal as described herein is achieved for any given fiscal year, the stock option shall be granted in the following fiscal year on the same date on which the Company grants its annual long-term incentive plan grants to its other senior executives generally. Each Special Option Grant shall be subject to the terms of the 2017 Plan (or any successor plan thereto) and an option award agreement substantially in the form attached hereto as Exhibit A. For purposes of this Section 3(d), “Adjusted EPS” means the Company’s adjusted diluted net income per share, as reported in the Company’s public filings (or if not so reported, as determined by the Board or a committee thereof in good faith) and modified to reflect an effective tax rate (“ETR”) equal to the ETR applied in the determination of the Adjusted EPS Base Amount set forth in the Performance Stock Unit (Special CEO Grant) Notice dated as of September 1, 2022, as may be equitably adjusted by the Board (or a committee thereof), in its reasonable discretion if it determines such adjustment is necessary to prevent enlargement or diminution of the benefits or potential benefits to be provided under this Section 3(d), as such adjustment is approved by the Compensation Committee.
4.Employee Benefits; Vacation; Expense Reimbursement; Indemnification.
(a)Employee Benefits. During the Term, Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs of the Company on a basis no less favorable than such benefits and perquisites provided by the Company from time to time to the Company’s other senior executives.
(b)Vacation. Executive shall be eligible for twenty (20) days of annual vacation in accordance with the Company’s vacation policy as applicable to senior executives of the Company.
(c)Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive, (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.
(d)Indemnification; D&O Coverage. The Company Group and their respective successors and/or assigns, will indemnify, defend and hold harmless Executive to the fullest extent permitted by the certificate of incorporation and by-laws of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company Group. In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer, director of any member of the Company Group by the directors and officers liability policy of the Company.
(e)Company Aircraft. For each fiscal year of the Company during the Term, Executive shall be eligible to make personal use of the Company’s aircraft for an amount of time that does not result in the Company incurring more than $200,000 in aggregate incremental costs (as determined by the Company for purposes of Item 402 of SEC Regulation S-K).

5.Termination of Employment. The Term and Executive’s employment hereunder may be terminated under the following circumstances:
(a)Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death. Upon the termination of the Term and Executive’s employment hereunder as a result of this Section 5(a), Executive’s estate shall receive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued but unpaid vacation pay, (iii) any vested or accrued benefits provided for under the applicable terms of applicable Company employee benefit plans or arrangements in accordance with such terms, (iv) any unreimbursed expenses in accordance with Section 4(c), and (v) any earned but unpaid Annual Bonus for any fiscal year preceding the fiscal year in which the termination occurs, in each case, paid to Executive within fifteen (15) days following the date of termination, unless earlier payment is required by applicable law (such amounts, and the applicable terms of payment, are hereafter referred to as the “Accrued Amounts”).
(b)Disability. The Company may terminate the Term and Executive’s employment hereunder for Disability. “Disability” shall mean a condition entitling Executive to receive benefits under a long-term disability plan of the Company Group in which the Executive is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of Executive by reason of illness or accident to perform the duties of Executive as set forth in Section 2(b). Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Board in its sole and absolute discretion. Upon any termination of the Term and Executive’s employment hereunder pursuant to this Section 5(b), Executive shall receive the Accrued Amounts.
(c)Termination for Cause; Voluntary Termination.
At any time during the Term, (i) the Company may immediately terminate the Term and Executive’s employment hereunder for Cause by written notice; and (ii) Executive may terminate the Term and Executive’s employment hereunder “voluntarily” (that is, other than by death, Disability or for Good Reason, in accordance with Section 5(a), 5(b) or 5(d), respectively); provided, that Executive will be required to give the Company at least sixty (60) days’ advance written notice of any such termination. Upon the termination of the Agreement and Executive’s employment hereunder pursuant to this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Accrued Amounts.
“Cause” shall mean Executive’s: (A) material breach of the Company Group’s policies, the terms of which have previously been provided to or made available to Executive and are applicable to senior executives of the Company; (B) act of theft, misappropriation, embezzlement, fraud or similar conduct involving the Company Group; (C) failure to act in accordance with any specific lawful instructions given to Executive by the Board in connection with the performance of his duties hereunder, which failure continues beyond ten (10) business days after a written demand for substantial performance is delivered to Executive by the Board (the “Cure Period”); (D) willful or grossly negligent conduct that results in damage of a material nature to the business or property of the Company Group and which is not fully cured during the Cure Period (if, in the Board’s reasonable judgment, such damage can be cured); or (E) intentional misconduct.
(d)Termination for Good Reason or Without Cause.
i.At any time during the Term, (A) Executive may terminate the Term and Executive’s employment hereunder for Good Reason; and (B) the Company may terminate the Term and Executive’s employment hereunder without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 5(a), 5(b) or 5(c), respectively). Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 5(d), Executive shall receive the Accrued Amounts. In addition, subject to Executive’s continued material compliance with the provisions of Sections 6, 7, 8 and 11(m) of this Agreement and Executive’s execution, delivery and non-revocation of an effective release of claims against the Company Group substantially in the form attached hereto as Exhibit B (the “Release”), which Release must be executed (and not revoked) by Executive within sixty (60) days following the date of Executive’s termination (the “Release Period”), Executive shall be entitled to (x) cash severance (the “Severance Payment”) equal to one times (1.0x) the Base Salary, which Severance Payment shall be payable in accordance with the Company’s usual payroll practices in equal installments over the twelve (12)-month period following the date of termination, with the first such installment to be paid on the first payroll date after the release becomes effective; and (y) if Executive and any of Executive’s eligible dependents, in each case, who participate in the Company’s medical, dental, vision and prescription drug plans as of the date of termination, timely elect COBRA coverage under such plans, the Company shall pay directly, or reimburse Executive for, a portion of such COBRA premiums (on a monthly basis) equal to the employer portion of the premium for active employees for a period of twelve (12) months following the date of termination; provided, that if and to the extent that any benefit described in this clause (y) is not or cannot be paid or provided under any Company plan or program without adverse tax consequences to the Company, then the Company shall pay Executive a monthly payment in an amount equal to the Company’s cost of providing such benefit. The reimbursement of such premiums (or the monthly payment, if applicable) provided under clause (y) of this Section 5(d) shall cease to be effective as of the date Executive becomes eligible for coverage under the medical, dental, vision and prescription drug insurance plans of a subsequent employer with respect to the corresponding benefit provided hereunder.
ii.409A Compliance. Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Release Period spans two (2) calendar years, the Severance Payment shall commence on the first regularly scheduled payroll date that occurs in the second calendar year (and, the first installment of the Severance Payment shall include all installment payments that would otherwise have been paid prior to such date).
iii.Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the following events: (i) a material diminution in Executive’s authority, duties or responsibilities or the assignment to Executive of any material duties inconsistent with the customary duties of Executive’s position hereunder (provided that, if the Company ceases to be a publicly traded entity, such fact shall not constitute a change in Executive’s existing position); (ii) the relocation of the offices at which Executive is principally employed to a location which is more than fifty (50) miles from the offices at which Executive is principally employed immediately prior to such relocation; (iii) the failure of the Board or a committee thereof, as applicable, to nominate Executive for re-election as a member of the Board or the failure to appoint the Executive as Chairman of the Board while he is a member of the Board unless the Board, or such committee, as applicable, determines that the positions of Chief Executive Officer and Chairman of the Board may not be held by the same individual; (iv) a material breach by the Company or any other member of the Company Group of this Agreement or any other material agreement to which Executive and the Company or a member of the Company Group are now or hereafter become parties; or (v) except as is specifically provided in the proviso to Section 3(a), a reduction in Executive’s Base Salary or Target Bonus, provided, that nothing herein shall be construed to guarantee an Annual Bonus for any fiscal year if the applicable performance targets are not met; and provided, further, that it shall not constitute Good Reason if the Company makes an appropriate pro rata adjustment to the applicable Annual Bonus payable and the Target Bonus in the event of a change in the fiscal year. In order for Executive to resign with Good Reason, Executive shall provide written notice to the Company of the existence of any such condition within ninety (90) days of the initial existence of such condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice (the “Good Reason Cure Period”); provided, further, that Executive must actually terminate employment no later than thirty (30) days following the end of such Good Reason Cure Period, if the Good Reason condition remains uncured.
(e)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other Party in accordance with Section 11(e) hereof. Such notice shall indicate the specific termination provision in this Agreement being relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
6.Non-Competition; Non-Solicitation; No Hire. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
(a)Non-Competition.
(i)    During Executive’s employment with the Company Group and for a period of two (2) years following the date Executive ceases to be employed by the Company Group (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.
(i)    During the Restricted Period, Executive will not directly or indirectly: (A) engage in the Business in any geographical area where the Company Group engages in the Business; (B) enter the employ of, or render any services to any Person engaged in the Business, except where such employment or services do not relate in any manner to the Business; (C) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (D) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.
(ii)    Notwithstanding the foregoing, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)Non-Solicitation of Business Relationships. During both the Term and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (i) solicit or encourage any employee of the Company Group to leave the employment of the Company Group; (ii) hire any employee who was employed by the Company Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Company Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or (ii) encourage any consultant or independent contractor of the Company Group to cease working with the Company Group:
(c)For purposes of this Agreement, “Business” shall mean shall mean the business of the design, manufacture, distribution and marketing of air and gas compressors, blowers, pumps and fluid transfer systems and related activities, and any other business activity in which the Company and its subsidiaries may, after the date of this Agreement, become engaged, or take substantial steps to engage.
7.Confidentiality; Intellectual Property.
(a)Confidentiality.
i.Executive will not at any time (whether during or after the Term) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisors who are bound by confidentiality obligations or otherwise in performance of Executive’s duties hereunder and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company Group and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. For the purposes of clarity, the Ingersoll Rand Execution Excellence and all its components and all processes, content and materials in any medium relating thereto shall be deemed to be Confidential Information and shall not be subject to the exceptions set forth in clause (a) or (b) of Section 7(a)(ii) below.
ii.“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

iii.Upon termination of Executive’s employment with the Company Group for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company Group; (B) make reasonable efforts to promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) that to the best of Executive’s knowledge are in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company Group, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive may retain his address book (or other form of contact information) to the extent it does not contain Confidential Information, as well as materials relating to Executive’s relationship with the Company and the termination thereof; and (C) notify and reasonably cooperate with the Company (as reasonably requested by the Company) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
iv.Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s General Counsel.
(b)Intellectual Property.
i.If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.
ii.If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
iii.Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.

If the Company is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
iv.Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed to Executive.
8.Non-Disparagement. Following the termination of Executive’s employment with the Company Group for any reason Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person. Notwithstanding the preceding, Executive may confer in confidence with Executive’s legal representative and make truthful statements as required by law or legal process, or to enforce this Agreement.
9.Restrictive Covenants Generally. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 6, 7, and 8 to be reasonable (the “Covenants”) if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictions contained in Sections 6, 7 and 8 supersede all prior agreements between Executive and the Company (or any predecessor) on the same subjects.
10.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a material breach of any of the Covenants, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of a breach or threatened breach of any of the Covenants, seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, that in the event a court of competent jurisdiction issues a final judgment (not subject to appeal) or a final arbitration award or decision is issued that Executive did not materially breach any of the Covenants (or any other restrictive covenant to which Executive is subject in any other agreement with any member of the Company Group), the Company shall be required to pay Executive any payments or benefits that the Company had previously withheld either pursuant to this Section 10 or because Executive was terminated for Cause if such termination was solely the result of such an alleged Covenant (or other restrictive covenant) breach.
11.Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that Executive’s acceptance of continued employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person or entity. Executive further represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any previous employer or other person or entity which would be violated or otherwise interfere in any material respect with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company Group in connection with the performance of his duties hereunder, except with valid written consent of such other person or party.
(b)Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.
(c)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by any Party of any breach of any other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(d)Successors and Assigns.
i.This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
ii.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 11(d)(iii), shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
iii.The Agreement shall be assignable by the Company to, and only to (A) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or (B) if Executive is performing substantial services for a subsidiary of the Company and all or substantially all of the business or assets of such subsidiary are sold to an unaffiliated third party, to the subsidiary of the Company being sold or to the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such subsidiary, with such assignment to be effective upon the consummation of such sale. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any such subsidiary or successors aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(e)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Ingersoll Rand Inc.
525 Harbor Place Drive, Suite 600
Davidson, North Carolina 28036
Attention: General Counsel

With a copy, which shall not constitute notice, to:
Simpson, Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Tristan Brown
Facsimile No.: (650) 251-5002
(f)GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN DELAWARE COUNTY, DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
(g)Compliance with Code Section 409A. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), which initial payment will include the payments and benefits that would have been paid to Executive during such six (6) month period but for the delay required by Section 409A of the Code; and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 11(g) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 11(g) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 11(g); provided, that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A of the Code, Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(h)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.
(j)Entire Agreement; Effectiveness of Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof.
(k)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
(l)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(m)Cooperation. During the Term and at any time thereafter, Executive agrees to reasonably cooperate (with due regard given to Executive’s other commitments), (i) with the Company in the defense of any legal matter not adverse to Executive and involving any matter that arose during Executive’s employment with the Company or any other member of the Company Group; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Executive’s employment period and not adverse to Executive. The Company will reimburse Executive for any reasonable travel and out-of-pocket costs and expenses incurred by Executive in providing such cooperation.
(n)Survival. Sections 4(d), 5, 6, 7, 8, 9, 10 and 11(b) though (h), (j), (k), and (m) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company or any other member of the Company Group.
(o)Legal Fees. The Company shall reimburse Executive for reasonable, documented legal fees incurred by Executive in connection with the review, negotiation, and execution of this Agreement, as well as the agreements evidencing the Special Option Grant and the special restricted stock unit grant to be entered into concurrently herewith, which reimbursement shall not exceed $20,000.
(p)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Ingersoll Rand Inc.

By: /s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Senior Vice President, General
Counsel, Chief Compliance
Officer, and Secretary

Executive

/s/ Vicente Reynal
Vicente Reynal

EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

FINAL FORM
OPTION GRANT NOTICE
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Ingersoll Rand Inc. (the “Company”), pursuant to its Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Options (each Option representing the right to purchase one share of Common Stock) at an Exercise Price per share as set forth below. The Options are subject to all of the terms and conditions as set forth herein, in the Global Award Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	Vicente Reynal
Date of Grant:	[Insert Date of Grant]
Vesting Commencement Date:	[Insert Vesting Commencement Date]
Number of Options:	[Insert No. of Options Granted]
Option Exercise Price:	[Insert Exercise Price]
Option Period Expiration Date:	Ten years from Date of Grant
Type of Option:	Nonqualified Stock Option
Vesting Schedule:	Provided the Participant has not undergone a Termination prior to such anniversary, 100% of the Options shall become vested and exercisable on the fifth anniversary of the Vesting Commencement Date.

In the event of the Participant’s Termination, all vesting with respect to the Options shall cease and all unvested Options shall be forfeited by the Participant for no consideration as of the date of such Termination; provided, that in the event of the Participant’s Qualifying Termination or a termination due to the Participant’s death or Disability, the number of Options that shall become vested and exercisable on the date of such Termination shall be determined as if the Vesting Schedule above is instead 20% of the Options vesting on each of the first through fifth anniversaries of the Vesting Commencement Date; provided, further, solely in the event of the Participant’s death or Disability, the Participant shall immediately vest in additional 20% of the Options as of the date of such death or Disability.

In the event of Change in Control in which the Options are not assumed by the successor to the Company in connection with such Change in Control, all unvested Options shall immediately vest as of the date of the consummation of such Change in Control; provided, that the Participant remains continuously employed through such date.

If the Option is assumed in connection with a Change in Control and there is a Qualifying Termination or a Termination due to the Participant’s death or Disability during the two-year period following such Change in Control, all unvested Options shall immediately vest as of the date of such Termination.
Definitions:	“Cause” has the meaning set forth in the Participant’s employment agreement with the Service Recipient.
“Disability” has the meaning set forth in the Participant’s employment agreement with the Service Recipient.
“Good Reason” has the meaning set forth in the Participant’s employment agreement with the Service Recipient.
“Qualifying Termination” means a Termination by the Company without Cause or by the Participant with Good Reason.

*    *    *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS OPTION GRANT NOTICE, THE GLOBAL AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS OPTION GRANT NOTICE, THE GLOBAL AWARD AGREEMENT AND THE PLAN.
INGERSOLL RAND INC.             PARTICIPANT1

________________________________        ________________________________
By:
Title:
1     To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

GLOBAL AWARD AGREEMENT
UNDER THE
INGERSOLL RAND INC.
AMENDED AND RESTATED 2017 OMNIBUS INCENTIVE PLAN
Pursuant to the Option Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Award Agreement (this “Award Agreement”) and the Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (the “Plan”), Ingersoll Rand Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.
1.Grant of Options. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Options provided in the Grant Notice (with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share as provided in the Grant Notice (Options are referred to herein as “Awards”). The Company may make one or more additional grants of Options to the Participant under this Award Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Award Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Options hereunder and makes no implied promise to grant additional Options.
2.Vesting. Subject to the conditions contained herein and the Plan, the Options shall vest as provided in the Grant Notice.
3.Exercise and Vesting of Options Following Termination. In the event of Participant’s Termination (a) by the Company for Cause, all outstanding Options granted pursuant to the Grant Notice shall immediately terminate and expire; (b) due to death, Disability or the Participant's Qualifying Termination, each outstanding unvested Option granted pursuant to the Grant Notice shall vest in accordance with the schedule set forth in the Grant Notice and shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (c) for any reason other than as set forth in this Section 3, each outstanding unvested Option granted pursuant to this Grant Notice (after taking into account any accelerated vesting described in the Vesting Schedule of the Grant Notice) shall immediately terminate and expire and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).
4.Method of Exercising Options. The Options may be exercised by the delivery of notice of the number of Options that are being exercised accompanied by payment in full of the Exercise Price applicable to the Options so exercised. Such notice shall be delivered either (x) in writing to the Company at its principal office or at such other address as may be established by the Committee, to the attention of the Company Secretary; or (y) to a third-party plan administrator as may be arranged for by the Company or the Committee from time to time for purposes of the administration of outstanding Options under the Plan, in the case of either (x) or (y), as communicated to the Participant by the Company from time to time. Payment of the aggregate Exercise Price shall be made using either the method described in Section 7(d)(i) or Section 7(d)(ii)(C) of the Plan.
5.Issuance of Shares Upon Exercise of Options. Following the exercise of an Option hereunder, as promptly as practical after receipt of such notification and full payment of such Exercise Price and any required income or other tax withholding amount (as provided in Section 9 hereof), the Company shall issue or transfer, or cause such issue or transfer, to the Participant the number of shares with respect to which the Options have been so exercised, and shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares to be credited to the Participant’s account at the third-party plan administrator.
6.Company; Participant.
(a) The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.
(b) Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Options may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

7.Non-Transferability. The Options are not transferable by the Participant except to Permitted Transferees in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options shall terminate and become of no further effect.
8.No Rights as Stockholder. The Participant or a Permitted Transferee of the Options shall have no rights as a stockholder with respect to any share of Common Stock covered by an Option until the Participant or the Permitted Transferee shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant or the Permitted Transferee shall become the holder of record or the beneficial owner thereof.
9.Tax Withholding.
(a)The Participant shall be required to pay to the Company an amount equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Options.
(b)The Participant shall satisfy the maximum income, employment and/or other applicable taxes that are permitted to be withheld with respect to the Options by having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount not in excess of such maximum withholding liability (or portion thereof).
(c)The Participant acknowledges that, regardless of any action taken by the Company, or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participants (the “Tax-Related Items”), is and remains the Participant’s responsibility. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspects of the Awards, including but not limited to, the grant, exercise, vesting or settlement of the Award, as applicable, the subsequent sale of shares of Common Stock acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)Since the obligations for Tax-Related Items will be satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
10.Notice. Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
11.No Right to Continued Service. This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

12.Binding Effect. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
14.Restrictive Covenants; Clawback/Forfeiture.
(a)The Options granted hereunder shall be subject to the Participant’s continued compliance with any restrictive covenants between the Participant and the Company or any of its Affiliates.
(b)Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the Options; or (ii) require that the Participant forfeit any gain realized on the exercise of the Options or the disposition of any shares of Common Stock received upon the exercise of the Options, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Options shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. For purposes of this Award Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, the covenants set forth in the Participant’s employment agreement with the Service Recipient.
(c)The Participant hereby acknowledges and agrees that the Options are subject to clawback and repayment as set forth in Section 14(v) of the Plan.
15.Language. By electing to accept this Award Agreement, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.Insider Trading/Market-Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., Options) or rights linked to the value of the shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak with the Participant’s personal advisor on this matter.
18.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of shares of Common Stock. The Participant understands and agrees that the Participant should consult with his or her own personal legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
20.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Award Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.
21.Governing Law and Venue. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
22.Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.

EXHIBIT B
GENERAL RELEASE
THIS GENERAL RELEASE, dated as of [_____ ], 20__ (this “Agreement”), is entered into by and between Vicente Reynal (“Executive”) and Ingersoll Rand Inc., a Delaware corporation, (the “Company”).
WHEREAS, Executive is currently employed by the Company; and
WHEREAS, Executive’s employment with the Company will terminate effective as of [_____ ], 20__.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:
1.Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 5(d)(i) of the employment agreement by and among Executive and the Company, dated as of September 1, 2022 (the “Employment Agreement”); provided, that no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.
2.Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its subsidiaries or affiliates (together, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, and the Worker Adjustment and Retraining Notification Act of 1988, all as amended; and all other applicable federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided, that Executive does not waive or release Claims (i) with respect to claims arising from any breach by the Company Group of this Agreement or Executive’s right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company Group; (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan or any bonus plan or policy of the Company Group; (iii) any rights to indemnification (including the advancement of legal fees) or expense reimbursement under the Employment Agreement, any agreement between Executive and any member of the Company Group or the limited liability company agreement or other organization document of any member of the Company Group, or pursuant to any director’s and officer’s liability insurance policy, in the future or previously in force; (iv) rights of Executive for expense reimbursement from the Company; (v) any rights Executive may have to workers’ compensation benefits or to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985; (vi) any right of Executive in his capacity as an equityholder of Company securities, including, but not limited to, rights under the agreements evidencing the annual equity grants, and the Special Option Grant and the grant of special restricted stock units entered into concurrently with the Employment Agreement; or (vii) claims that may not be waived by law and any claims arising after the date this Agreement is signed. For the avoidance of doubt, the Claims released or waived pursuant to this paragraph shall not be deemed to relate to or include the rights and coverage of Executive under any directors and officers and other such insurance policies of any member of the Company Group.
THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT, EXCEPT WITH RESPECT

TO ANY CLAIM NOT WAIVED OR RELEASED AS CONTEMPLATED BY THE PRECEDING PARAGRAPH. Notwithstanding the above, nothing in this AGREEMENT shall prevent Executive from (i) initiating or causing to be initiated on hIS behalf any complaint, charge, claim or proceeding against ANY MEMBER OF the Company GROUP before any local, state or federal agency, court or other body challenging the validity of the waiver of hIS claims under ADEA contained in this AGREEMENT (but no other portion of such waiver); or (ii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to ADEA.
3.Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and, to the extent he has not used the entire 21-day period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4.Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.
5.Each party and its counsel have reviewed this Agreement and has been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Release shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.
[Signature Page to General Release Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
Ingersoll Rand Inc.

By:
Name:
Title:

Executive

Vicente Reynal